EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 1 of Digital Valleys Corp. (A Development Stage Company), of our report dated June 13, 2008 on our audit of the financial statements of Digital Valleys Corp. (A Development Stage Company) as of April 30, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on May 21, 2007 through April 30, 2008, and the reference to us under the caption “Experts.”

Moore & Associates Chartered
Las Vegas, Nevada
September 24, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501